Exhibit 23.6

CONSENT OF WOOD MACKENZIE LIMITED

We hereby consent to the use of our firm’s name, Wood Mackenzie Limited (“Wood Mackenzie”), in the Registration Statement on Form S-1 to be filed with the US Securities and Exchange Commission by Foresight Energy Partners LP and any amendments thereto, and including the prospectus contained therein (the “Registration Statement”); the inclusion of information relating to the coal market in the Registration Statement, and being named as an expert in the Registration Statement (and being included in the caption “Experts” in the Registration Statement).

We further wish to advise that Wood Mackenzie was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Wood Mackenzie nor any of its employees had or now has a substantial interest in Foresight Energy Partners LP, Foresight Energy LLC or any of their respective affiliates or subsidiaries.

Respectfully Submitted By:

By: /s/ Gary J. Smith

Name:	Gary J. Smith
Title:	Vice President Americas Coal Sales

Wood Mackenzie, Inc.

For and On behalf of Wood Mackenzie Ltd.

Date:	April 12, 2012